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                                                                     EXHIBIT 5.1


                               PALMER & DODGE LLP
                   111 HUNTINGTON AVENUE AT PRUDENTIAL CENTER
                              BOSTON, MA 02199-7613

July 28, 2004


TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida  33602

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by TECO Energy, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 16,987,828 shares of the Company's Common Stock, $1.00 par value (the "Shares"). The Shares will be issued in connection with the Company's offer to exchange 0.9509 Shares plus cash for each validly tendered and accepted 9.50% Adjustable Conversion-Rate Equity Security Unit in the form of a normal unit in order to effect early settlement of the purchase contracts included in up to 17,865,000 of such equity security units (the "Early Settlement Offer").

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Early Settlement Offer, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption "Legal Matters."

Very truly yours,

/s/ Palmer & Dodge LLP

PALMER & DODGE LLP


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